Exhibit 3.1

                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               FIELDCREST CORP.


      FIELDCREST CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

      The name of the Corporation is Fieldcrest Corp. (the "Corporation"). The date of filing of the Corporation's Certificate of Incorporation was December 1, 1989.

      The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read as herein set forth in full.

      FIRST:     The name of this corporation is SoftLock.com, Inc. (the
"Corporation").  It shall have perpetual existence.

      SECOND:     The address of the Corporation's registered office in the
State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is The Company Corporation.

      THIRD:     The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH:     The aggregate number of shares which the Corporation shall have authority to issue is Twenty-seven Million (27,000,000). Twenty-five Million (25,000,000) shares shall be designated "Common Stock" and shall have a par value of $.01 per share. Two Million (2,000,000) shares shall be designated "Preferred Stock" and shall have a par value of $.01 per share. All shares of the Corporation shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

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      In accordance with Section 242(a) of the General Corporation Law, a one-
for-fifty reverse stock split is declared with respect to all of the shares of Common Stock issued and outstanding at the close of business on August 10, 1998 (the "Effective Time"), so that every fifty shares of Common Stock, par value $0.00001 per share, outstanding at the Effective Time are combined into one share of Common Stock, par value $0.01 per share, with the stated capital of the Corporation being adjusted accordingly.

      A description of the respective classes of stock and a statement of the designations, powers, preferences, and rights and the qualifications, limitations and restrictions thereof are as follows:


      Common Stock. The Common Stock may be issued from time to time in one or more classes or series in any manner permitted by law, as determined by the Board of Directors and stated in the resolution or resolutions providing for issuance thereof. Each class or series shall be appropriately designated, prior to issuance of any shares thereof, by some distinguishing letter, number or title. All shares of each class or series of Common Stock shall be alike in every particular and shall be of equal rank and have the same power, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, if any, as all other shares of the same class or series. The Common Stock, and any class or series thereof, may have such voting powers (including, without limitation, multiple votes per share, or limited, contingent, or no voting powers), such designations, preferences and such qualifications, limitations and restrictions, as the Board of Directors shall

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            determine by resolution or resolutions.
            Unless otherwise resolved by the Board of Directors, each Common Stock share shall be of the same class and carry such voting rights as elsewhere provided for in this Certificate, without any designation, preference or relative, participating, optional or other special rights, and subject to no qualification, limitation or restriction.


      Preferred Stock.	The Preferred Stock may be issued from time to time in
            series as determined by the Board of Directors and stated in the resolution or resolutions providing for issuance thereof. The Board of Directors is further authorized to fix and determine the variations in the relative rights and preferences as between series. Each such series shall be approximately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, or title. The Preferred Stock may have such voting powers (including, without limitation, multiple votes per share, or limited, contingent, or not voting powers), may have special rights, and be subject to such qualifications, limitations and restrictions, as the Board of Directors shall determine by resolution or resolutions. The Preferred Stock further may be made subject to redemption by the Company at its option or at the options of the holders thereof and may be convertible into Common Stock or exchangeable for other securities of the Company.

      FIFTH:     To the fullest extent permitted by the Delaware General
Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable

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to the Corporation or its stockholders
for monetary damages for breach of fiduciary duty as a director.

      SIXTH:     The business and affairs of the Corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the Bylaws of the Corporation.

      SEVENTH:     In furtherance and not in limitation of the powers
conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

      EIGHTH:     The Corporation reserves the right to amend or repeal any
provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

The effective date of this Amended and Restated Certificate of Incorporation shall be August 10, 1998.

     This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and attested by its Secretary this 29th day of July, 1998.

                                            FIELDCREST CORP.


                                            By:/s/ Jonathan Schull
                                            Jonathan Schull, President

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Attested:


By:
      Martin Presberg, Secretary

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